Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Second Quarter 2008 Results
DALLAS (August 15, 2008) Income Opportunity Realty Investors, Inc. (AMEX: I0T), a Dallas-based real estate investment company, reported net income for the six months ended June 30, 2008. IOT reported net income applicable to common shares of $19.8 million or $4.77 per share for the six months ended June 30, 2008 as compared to net loss applicable to common shares of ($885,000) or ($0.21) per share for the same period ended 2007. During the six months ended June 30, 2008, we recorded a gain on sale of $29.8 million for the sale of six apartment complexes.
In addition, the Company reported net income for the three months ended June 30, 2008. IOT reported a net loss applicable to common shares of ($128,000) or ($0.03) per share for the three months ended June 30, 2008 as compared to a net loss applicable to common shares of ($951.000) or ($0.23) per share for the same period ended 2007.
Results of operations for the six months ended June 30, 2008 as compared to the same period ended 2007;
Rental and other property revenues decreased by $70,000 for the six months ended June 30, 2008 as compared to the same period ended 2007, due to a decrease in occupancy within our commercial portfolio.
Property operations increased by $464,000 for the six months ended June 30, 2008 as compared to the same period ended 2007. The increase is due to an adjustment to reflect actual real estate taxes paid for 2007.
General and administrative expenses increased by $131,000 for the six months ended June 30. 2008 as compared to the same period ended 2007, due to nonrecurring adjustments made during the same period ended 2007.
Advisory fees decreased by $129,000 for the six months ended June 30, 2008 as compared to the same period ended 2007, due to a decrease in our asset base.
Interest income decreased by $681,000 for the six months ended June 30, 2008 as compared to the same period ended 2007, due to no longer recording interest income on our notes receivables from Unified Housing Foundation, an affiliated entity.
Other income increased by $230,000 for the six months ended June 30, 2008 as compared to the same period ended 2007, due to a tax refund received in the second quarter of 2008.
Mortgage and loan interest expense decreased by $132,000 for the six month period ended June 30, 2008 as compared to same period ended 2007, due to the continued pay down on our existing mortgage balances.
Net income fee of $182,000 is due to a recapture of previous fees paid.
Equity in investees was a loss of $(432,000) for the six months ended June 30, 2008 due to losses incurred within our equity investments.

Results of operations for the three months ended June 30, 2008 as compared to the same period ended 2007;
Rental and other property revenues decreased by $59,000 for the three months ended June 30, 2008 as compared to the same period ended 2007, due to a decrease in occupancy within our commercial portfolio.
Property operations expense decreased by $64,000 for the three months ended June 30, 2008 as compared to the same period ended 2007, due a decrease in occupancy within our commercial portfolio.
Advisory fees decreased by $ 145,000 for the three months ended June 30, 2008 as compared to the same period ended 2007, due to a decrease in our asset base.
Interest income decreased by $411,000 for the three months ended June 30, 2008 as compared to the same period ended 2007, due to no longer recording interest income on our notes receivables from Unified Housing Foundation, an affiliated entity.
Other income increased by $230,000 for the three months ended June 30, 2008 as compared to the same period ended 2007, due to a tax refund received in the second quarter of 2008.
Mortgage and loan interest expense decreased by $59,000 for the three months ended June 30, 2008 as compared to the prior period ended 2007, due to the continued pay down on our existing mortgage balances.
Net income fee of $182,000 is due to a recapture of previous fees paid.
Equity in investees was a loss of $(432,000) for the three months ended June 30, 2008, due to losses incurred in within our equity investments.
About Income Opportunity Realty Investors, Inc.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including office buildings, apartments and undeveloped land. For more information, go to IOT’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
Property revenue
Rents and other property revenues	$304	$363	$629	$699

Operating expenses:
Property operations	125	189	900	436
Depreciation	60	57	123	114
General and administrative	169	168	414	283
Advisory fee to affiliate	222	367	449	578

Total operating expenses	576	781	1,886	1,411

Operating income (loss)	(272)	(418)	(1,257)	(712)

Other income (expense):
Interest income	836	1,247	1,534	2,215
Other income	230	—	230	—
Mortgage and loan interest	(981)	(1,040)	(1,863)	(1,995)
Net income fee	182	—	182	(5)

Total other income	267	207	83	215

Income (loss) before gain on land sales, equity in earnings of investees and minority interest	(5)	(211)	(1,174)	(497)
Minority interests	—	(6)	—	(44)
Equity in investees	(432)	(15)	(432)	(15)
Income tax (benefit) expense	121	(184)	7.505	(115)

Net income (loss) from continuing operations	(316)	(416)	5,899	(671)

Discontinued operations	309	(719)	21,443	(329)
Income lax (benefit) expense	(121)	184	(7,505)	115

Net income (loss) from discontinued operations	188	(535)	13,938	(214)

Net income (loss) applicable to common shares	$(128)	$(951)	$19,837	$(885)

Earnings per share
Net income (loss) from continuing operations	(0.08)	(0.10)	1.42	(0.16)
Net income (loss) from discontinued operations	0.05	(0 13)	3.35	(0.05)

Net income (loss) applicable to common shares	$(0.03)	$(0.23)	$4.77	$(021)

Weighted average Common shares used in computing earnings	4,162,574	4,166,525	4,162,674	4,166,525

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2008	2007
	(dollars in thousands)
Assets
Real estate held for investment	$39,514	$43,027
Less accumulated depreciation	(2,373)	(2,456)

	37,141	40,571

Real estate held for sale	—	17,032

Notes and interest receivable from affiliates	28,000	27,441
Investment in real estate partnerships	99	532
Cash and cash equivalents	392	267
Receivables from affiliates	42,279	27,801
Other assets	4,258	2,663

	$112,169	$116,307

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$43,423	$44,354
Liabilities related to assets held for sale	975	25,152
Other liabilities	3,869	2,057

	48,267	71,563

Commitments and contingencies	—	—

Minority interest	—	677

Shareholders’ equity:
Common stock. $.01 par value, authorized 10,000,000 shares; issued and outstanding 4,162,574 and 4,162,774 shares at 2008 and 2007, respectively.	42	42
Treasury stock	(39)	(37)
Paid-in capital	61,955	61,955
Accumulated earnings (deficit)	1,944	(17,893)

	63,902	44,067

	$112,169	$116,307